February 5, 2020

Jason Grenfell-Gardner
c/o Ms. Elizabeth Zuckerman, Esq.
Mason, Griffin & Pierson, P.C.
101 Poor Farm Road
Princeton, NJ 08540

Dear Jason:

The purpose of this letter agreement ("Agreement and Release") is to confirm your separation of employment with Teligent, Inc. ("Teligent" or the "Company") and to set forth the terms of your separation from employment pursuant to your July 30, 2012, "Employment Agreement" with IGI Laboratories, Inc. (subsequently renamed Teligent, Inc.).

1. STANDARD SEPARATION PROVISIONS FOLLOWING TERMINATION OF EMPLOYMENT

a. Your last date of employment with the Company was February 4, 2020 (the "Separation Date").

b. On the first practicable payroll date following the Separation Date, you will receive a lump-sum payment, less applicable withholdings and deductions, for the value of the unused vacation time you have accrued and to which you are entitled under the Company's vacation policy.

c. In lieu of written notice pursuant to Section 8.1 of your Employment Agreement, the Company agrees to pay you an amount equal to $1,831.00

d. The Company will pay you the annual bonus you earned for 2019 on the date that annual bonuses are paid to Company employees in the amount of $82,000

e. You will be given the opportunity to purchase the Medical and Dental Plan coverage for which you are eligible through the Consolidated Omnibus Reconciliation Act (COBRA) for a period of up to 18 months at your own expense. You will receive the appropriate COBRA application form and information regarding rates and period of coverage in the near future. Please note that at the end of the month within which the Separation Date occurs, your current coverage will be terminated. However, upon the completion and processing of your COBRA application, coverage will be retroactively reinstated.

f. Your Group Life/Accidental Death and Dismemberment, Short Term and Long-Term Disability coverages will terminate on the Separation Date. Your Life Insurance coverage may be converted to an individual policy within 31 days from your coverage termination date by making written application to Guardian. You have 31 days from your termination date to

exercise the conversion feature. A copy of the form and life conversation rates are attached to this form for your convenience.

g. You will be provided with information describing your options under the Teligent 401K Savings Plan under separate cover.

h. Other than as set forth in sub-Paragraphs a. through f. above, the Company shall have no other financial obligations to you under any compensation or benefit plan, program or policy and your participation in the Company compensation and benefit plans, programs and policies shall cease as of the date of your termination.

i. If the Company receives requests for references from prospective employers, it will provide only dates of employment and positions held.

j. The Company agrees not to contest any claims for unemployment insurance benefits made by you.

k. You must return to the Company all Company property, including all notes, reports, plans, keys, security cards and/or identification cards, customer lists, product information and other documents and property including computer equipment, and cellular phones that were created, developed, generated or received by you during your employment or that are the property of the Company, whether or not such items are confidential to the Company. You will also be responsible for discharging your obligations under Section 8.3 of the Employment Agreement.

l. You are reminded of your continuing legal and contractual obligations, including without limitation those set forth in your Employment Agreement, not to use or disclose any secret, confidential, or proprietary information or documents of the Company for any purpose following the termination of your employment with the Company. Specifically, you are not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received from Teligent or its parent, subsidiaries or affiliated companies (individually or collectively a "Teligent Company"), which is confidential or proprietary and: (i) which has not been disclosed publicly by a Teligent Company; (ii) which is otherwise not a matter of public knowledge; or (iii) which is a matter of public knowledge but you knows or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information includes information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, any Company customer and supplier lists, trade secrets, intellectual property, confidential information about (or provided by) any customer or prospective or former customer or business partner of the Company, information concerning the Company's business or financial affairs (including its books and records, commitments, procedures, plans, strategies, inventions, and prospects), products developed or in development by the Company, securities positions, or current or prospective transactions or business of the Company.

2. SEPARATION BENEFITS

a. You will receive the compensation associated with a "Termination of Employment Without Cause" in the manner outlined in your Employment Agreement in the first paragraph of Section 8.1 and Section 8.4 (which requires you to execute a release of liability to receive such compensation). Specifically, (i) the Company will pay you an amount equal to one-twelfth of your annual base salary at the rate in effect as of the Separation Date for a period of 6 months commencing on the Company's first practicable payroll date following the Effective Date, (ii) you will receive one-twelfth of the annual bonus that would have been paid to you for 2020, payable when bonuses are paid to similarly situated employees of the Company for fiscal year 2020, (iii) all of your unvested equity based awards shall vest, and (iv) pursuant to the terms of the retention bonus letter, the Company will pay you an amount equal to $82,045, less required withholdings, in July 2020. By signing this letter, thereby agreeing to the Release in Paragraph 3 below, you will fulfill your obligations under Employment Agreement Section 8.4.

b. You expressly agree that you shall be responsible for remitting to federal, state and/or local tax authorities your share of any applicable taxes due from the payments set forth in this Agreement and Release, to the extent that such taxes have not been withheld from said payments and remitted on your behalf, and shall hold the Company harmless and indemnify it for any liability, costs and expenses (including attorney's fees arising from your failure to remit your share of any applicable taxes), caused by any tax authority relating in any way to the tax treatment of the payment made pursuant to this Agreement and Release.

3. RELEASE AND WAIVER OF RIGHTS

In exchange for the consideration described in Section 8.1 of the Employment Agreement and in Paragraph 2 above you agree as follows:

a. to release and forever discharge the Company, its subsidiaries and affiliates and their parent organizations, predecessors, successors, officers, directors, employees, agents, attorneys, associates and employee benefit plans from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement and Release, whether known or unknown to you. You agree that this release of claims is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Company that you have up to the date you sign this Release, whether such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any action arising in tort, including, but not limited to libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge; Title VII of the Civil Rights Act of 1964 as amended; the Civil Rights Acts of 1866 and 1871; the Employee Retirement Income Security Act; the Family and Medical Leave Act, the Americans With Disabilities Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Fair Labor Standards Act of 1938 as amended; the Occupational Safety and Health Act; Section 806 of the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination – N.J. Rev. Stat. §10:5-1 et seq.; New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers' Compensation Claim – N.J. Rev. Stat. §34:15-39.1 et seq.; New Jersey Family Leave Act – N.J. Rev. Stat. §34:11B-1 et seq.; New Jersey Smokers' Rights Law – N.J. Rev. Stat. §34:6B-1 et seq.; New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1 et seq.; New Jersey Genetic Privacy Act – N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq.; New Jersey Conscientious Employee Protection Act (Whistleblower Protection) – N.J. Stat. Ann. §34:19-3 et seq.; New

Jersey Wage Payment and Work Hour Laws; New Jersey Public Employees' Occupational Safety and Health Act – N.J. Stat. Ann. §34:6A-25 et seq.; New Jersey Fair Credit Reporting Act; the Millville Dallas Automotive Plant Job Loss Notification (mini-WARN) Act; New Jersey Fair Credit Reporting Act; New Jersey False Claims Act; New Jersey Civil Rights Act; New Jersey mini-COBRA; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; and other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorneys' fees. However, the foregoing release is not intended to cover any claim for vested benefits to which you are entitled, if any, under the Company's Pension and Investment Savings Plan.

b. You affirm that you have not filed or caused to be filed, and currently are not a party to any claim, complaint, or action against the Company in any forum or form. You further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as described in this Agreement and Release. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under any applicable family and medical leave laws.

c. If you challenge the enforceability of this Agreement and Release in a court of law or before any administrative agency, or you breach your obligations under the Agreement and Release, except as provided in Paragraph 6, you acknowledge that (i) you will reimburse the Company for any monetary consideration previously received by you under this Agreement and Release, and (ii) you agree to pay reasonable attorneys' fees and costs incurred by the Company to the extent the Company successfully enforces the Agreement and Release or proves a breach of the Agreement and Release.

4. NO NEGATIVE STATEMENTS

a. In further consideration of this Agreement and Release, you agree to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to the Company, its corporate parent(s) and affiliates, or their respective past, present and future officers, agents, directors, supervisors, employees or representatives, except as otherwise required by law. The Company shall not make any formal statement containing any disparaging remarks about you or otherwise take any action that could reasonably be anticipated to cause damage to your reputation, or otherwise make remarks that may reflect negatively upon you. Notwithstanding the foregoing provision, you and the Company may testify truthfully pursuant to compulsory process. The Company shall direct John Celentano and James Gale not to make statements containing any disparaging remarks about you or otherwise take any action that could reasonably be anticipated to cause damage to your reputation, or otherwise make remarks that may reflect negatively upon you. The breach of this paragraph shall not affect the continuing validity or enforceability of this Agreement and Release. Inquiries about your employment at Teligent should be directed to Damian Finio, Chief Financial Officer, and the Company will respond to inquiries by only providing your dates of service, title, and final compensation.

5. NO ADMISSION OF LIABILITY

a. This Agreement and Release shall not be construed as an admission by the Company of any wrongdoing or any violation of federal, state or local law, and the Company specifically disclaims any wrongdoing against, or liability to you.

6. YOU ACKNOWLEDGE AND AGREE AS FOLLOWS:

a. the payments and other benefits to be provided to you under Section 8.1 of the Employment Agreement are specifically conditioned upon your execution of this Agreement and Release;

b. you acknowledge that, before signing this Agreement and Release, you were given a period of at least 21 calendar days to consider this Agreement and Release;

c. you waive any right you might have to additional time beyond this 21 day consideration period within which to consider this Agreement and Release;

d. you have read and understand this Agreement and Release in its entirety;

e. you have been advised by the Company to consult with an attorney (at your own expense) before signing this Agreement and Release and this paragraph constitutes such advice in writing;

f. you are waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act ("ADEA"), provided, however, you are not waiving any claims under the ADEA that may arise out of acts or omissions done or occurring after the date this Agreement is executed;

g. You may revoke this Agreement and Release within seven days after your execution of it, and it shall not become effective until the expiration of such seven-day revocation period. Any revocation within this period must be submitted, in writing, to Teligent Human Resources and state, "I hereby revoke my acceptance of our Agreement and Release." The revocation must be delivered to Damian Finio, Chief Financial Officer, 33 Wood Avenue South, Iselin, NJ 08830 and postmarked within seven (7) calendar days of your execution of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by you, this Agreement and Release will be deemed null and void and the Company will have no obligations hereunder. This Agreement and Release will become effective on the eighth (8th) day after you have signed it, provided that you have not revoked it (such date, the "Effective Date").

h. You enter into this Agreement and Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

i. Nothing in this Agreement and Release shall prevent any Party from asserting any claim to enforce the terms of this Agreement or to seek a judicial determination of the validity of the waiver of ADEA claims.

7. NON-WAIVER

j. Nothing in this Agreement and Release limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a "Government Agency"). Your further understands that this Agreement and Release does not limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, you agree that if such a charge or complaint is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement and Release does not limit or prohibit your right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

8. INDEMNIFICATION

a. The Company will indemnify you in accordance with the terms of the Company's articles of incorporation and/or by-laws. You shall be covered under any directors' and officers' liability insurance policy in effect for the Company or any of its affiliates as to which you served as a director or officer.

9. MISCELLANEOUS

k. This Agreement and Release contains the entire agreement between you and the Company concerning your separation from employment. Your post-separation obligations to the Company contained in your Employment Agreement will remain in full force and effect.

l. This Agreement and Release shall be construed and enforced in accordance with New Jersey law, to the extent not governed by federal law.

m. In the event any portion of this Agreement and Release is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Agreement and Release will remain in full force and effect.

n. This Agreement and Release may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

If you agree to the terms set forth above, please sign the below and return the signed Agreement and Release to Damian Finio, Chief Financial Officer of the Company.

Teligent, Inc.

By: ____________________ March 3, 2020

PLEASE READ THE FOREGOING AGREEMENT CAREFULLY BEFORE SIGNING. THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, YOU MAY HAVE IN CONNECTION WITH YOUR EMPLOYMENT WITH THE COMPANY INCLUDING, BUT NOT LIMITED TO, YOUR SEPARATION THEREFROM.

____
Jason Grenfell-Gardner
Dated: March 3rd, 2020

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